Exhibit 99.1

Expion360 Reports Third Quarter 2024 Financial Results

Q3 Sequential Revenue Growth of 8.7% Driven by New Products and Technologies

Seven New OEM and Distributor Relationships to Equip New Campers and RVs with Advanced Lithium-Ion Batteries

Closed $10 Million Underwritten Public Offering to Advance Commercialization of Home Energy Storage Solutions and Pursue Key Growth Initiatives

REDMOND, OR -- November 14, 2024 -- Expion360 Inc. (Nasdaq: XPON) (“Expion360” or the “Company”), an industry leader in lithium-ion battery power storage solutions, today reported its financial and operational results for the third quarter ended September 30, 2024.

Third Quarter & Subsequent 2024 Financial & Operational Highlights

·	Q3 2024 revenue totaled $1.4 million, up 8.7% sequentially from Q2 2024.
·	Q3 2024 net loss totaled $8.8 million compared to a net loss of $1.8 million in the prior year period, which was primarily the result of lower net sales and higher other expenses due to the change in fair value of warrants and settlement expense for the period ended September 30, 2024.
·	Partnered with Scout Campers, a subsidiary of Adventurer Manufacturing, Inc., to equip their high-quality campers with Expion360’s advanced lithium-ion batteries as a standard option, enhancing the energy efficiency and reliability of their products.
·	Partnered with Alaskan Camper, LLC d/b/a Alaskan Campers for Expion360’s state-of-the-art 12.8V GC2 162Ah VHC internally heated battery to come standard in all of their truck camper product lines.
·	Partnered with K-Z Recreational Vehicles (“K-Z RV”), a subsidiary of Thor Industries, Inc., for integration of Expion360’s 51.2V 60Ah Edge Vertical Heat Conduction™ (“VHC™”) heated batteries and new Group 27 12.8V 100Ah VHC™ heated batteries into their premium offerings.
·	Closed a firm commitment underwritten public offering with gross proceeds to the Company of approximately $10.0 million, before deducting underwriting discounts and other expenses payable by the Company.

Management Commentary

"The third quarter of 2024 was highlighted by sequential revenue growth and the addition of three new OEM customers,” said Brian Schaffner, Chief Executive Officer of Expion360. “Additionally, we have secured several other OEM partnerships and a new distributor, which will be officially announced at a later date. These partnerships expand our customer base as our recently introduced batteries and enhanced features continue to gain traction in the marketplace. We continued to make steady progress in our timeline to launch our next generation battery products, including two energy storage products currently under development, which includes undergoing the process to obtain UL safety certifications, in addition to other requirements for various Authorities Having Jurisdiction.

“Revenue grew sequentially for a third consecutive quarter, improving 8.7% from Q2 2024, highlighting our efforts to expand sales with our more than 300 resellers across the United States, consisting of dealers, wholesalers, private-label customers and OEMs who then sell our products to end consumers. Year over year sales continued to be impacted by the downturn in the RV market with the persistence of high interest rates. We believe the RV market will continue to gain ground through 2025, with shipments remaining steady in the short term and increasing traction heading into next year.

“During the quarter we took the opportunity to strengthen our balance sheet with the close of a public offering with gross proceeds of approximately $10.0 million. The net proceeds from the offering were used, in part, to fully repay the unsecured convertible promissory note issued to 3i, LP.

“We are also using proceeds from the offering to provide necessary funding to further develop our new e360 Home Energy Storage Solutions, targeting home and small commercial solar users and installers. Additionally, funds are being used to allocate inventory for the mentioned new original equipment manufacturer (“OEM”) relationships. Our two LiFePO4 battery storage solutions enable residential and small business customers to create their own stable micro-energy grid and lessen the impact of increasing power fluctuations and outages.

“Three recently named OEM customers highlight how we are leveraging our products’ superior capacity and flexibility to lead acid competitors to add critical new OEMs with recreational vehicle brands. Scout Campers offers a range of versatile truck campers designed to inspire outdoor adventures. Starting with model year 2025 production, each camper built by Scout Campers will feature a single Group 27 132Ah VHC internally heated lithium battery from Expion360. Through a collaboration with Alaskan Campers, our state-of-the-art 12.8V GC2 162Ah VHC internally heated battery will now become standard in all of Alaskan Campers’ truck camper product lines.

“With K-Z RV, we are integrating our cutting-edge battery technology into their premium offerings, enhancing the off-grid capabilities of their vehicles. K-Z RV’s Boondocker package, renowned for its exceptional off-grid features, will now include three Expion360 51.2V 60Ah Edge VHC heated batteries, with an option to expand to a fourth battery. K-Z RV will also offer two of our new Group 27 100Ah VHC Heated batteries as an option for their standard Off the Grid solar package. Taken together, these new relationships reflect our commitment to delivering energy solutions that meet the evolving needs of outdoor enthusiasts.

“Adding to the momentum created by these new customers, our team recently attended a very successful Elkhart RV Dealer Open House in September. More than 30 of the nation’s top RV manufacturers attended this event, which resulted in several new relationships with OEMs and one reseller who expressed interest across our product line, including our next generation GC2, Group 27, and new Edge batteries. We look forward to providing additional updates soon.

“I would also like to take this opportunity to mention that Paul Shoun, the Company’s Co-Founder, President, Chief Operating Officer, and Chairman of the Board, will be taking a temporary leave only from his duties as Chief Operating Officer and is expected to resume those responsibilities in February 2025. We expect Paul will continue to serve as Chairman of the Board during this time. Carson Heagen, the Company’s current VP of Operations, will be temporarily assuming the duties of Chief Operating Officer. Carson has been with the Company for almost four years and has significant experience and knowledge of our operations and products. We are confident that the role of Chief Operating Officer will be in very capable hands.

“Looking ahead, we are highly focused on scaling revenue through the introduction of new technologies and batteries, entering new retail markets, and expanding into complementary high-growth verticals to capture additional market share. We are supported by strong marketing initiatives and an expanding list of large customers and major resellers,” concluded Mr. Schaffner.

Third Quarter 2024 Financial Summary

For the third quarter of 2024, net sales totaled $1.4 million, a decrease of 26.5% from $1.9 million in the prior year period. The decrease in net sales was primarily attributable to the lingering effects of the downturn in the RV market, combined with customers limiting orders in anticipation of the availability of our new products with enhanced features.

Gross profit for the third quarter of 2024 totaled $0.2 million or 12.1% as a percentage of sales, as compared to $0.5 million or 25.0% as a percentage of sales in the prior year period. The decrease in gross profit was primarily attributable to decreases in sales which drove higher fixed overhead costs as well as the liquidation of some non-core product increasing our cost of sales above what it would have been without the liquidation.

Selling, general and administrative expenses were $2.1 million in the third quarter of 2024, as compared to $2.3 million in the third quarter of 2023.

Net loss for the third quarter of 2024 totaled $8.8 million, or $(24.55) per share, as compared to a net loss of $1.8 million, or $(26.25) per share in the prior year period.

The share, per share, and resulting financial amounts in this press release, including prior period metrics, have been adjusted to reflect the impact of the reverse stock split of the Company’s common stock, par value $0.001 per share, which was effective on October 8, 2024.

Nine Months 2024 Financial Summary

For the nine months ended September 30, 2024, net sales totaled $3.6 million, a decrease of 29.0% from $5.1 million in the prior year period.

Gross profit for the nine months ended September 30, 2024, totaled $0.7 million or 19.7% as a percentage of sales, compared to $1.4 million or 26.8% as a percentage of sales in the prior year period.

Selling, general and administrative expenses were $6.3 million, compared to $6.4 million in the prior year period.

Net loss for the nine months ended September 30, 2024, totaled $13.2 million, or $(78.63) per share, compared to a net loss of $5.3 million, or $(76.62) per share in the prior year period.

Cash and cash equivalents totaled $3.3 million at September 30, 2024, compared to $3.9 million at December 31, 2023.

Net cash used in operating activities totaled $6.6 million for the nine months ended September 30, 2024, compared to $4.2 million in the prior year period.

On August 8, 2024, the Company closed a public offering with gross proceeds of approximately $10.0 million. Subsequent to the closing of the public offering, all pre-funded warrants have been exercised for shares.

Conference Call

Expion360 will not host a quarterly conference call to discuss its financial results for the third quarter ended September 30, 2024. For further detail and discussion of the Company’s financial performance, please refer to the Company’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2024. We look forward to providing future updates on our business and expect to return to our normal cadence of quarterly conferences calls beginning with our FY 2024 results in the first quarter of 2025.

About Expion360

Expion360 is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles and marine applications, with residential and industrial applications under development. On December 19, 2023, the Company announced its entrance into the home energy storage market with the introduction of two premium LiFePO4 battery storage systems that enable residential and small business customers to create their own stable micro-energy grid and lessen the impact of increasing power fluctuations and outages.

The Company’s lithium-ion batteries feature half the weight of standard lead-acid batteries while delivering three times the power and ten times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other lithium-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS and solid mechanical connections help provide top performance and safety. With Expion360 batteries, adventurers can enjoy the most beautiful and remote places on Earth even longer.

The Company is headquartered in Redmond, Oregon. Expion360 lithium-ion batteries are available today through more than 300 dealers, wholesalers, private-label customers, and OEMs across the country. To learn more about the Company, visit expion360.com.

Forward-Looking Statements and Safe Harbor Notice

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements are subject to considerable risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release, including statements about our beliefs and expectations, are "forward-looking statements" and should be evaluated as such. Examples of such forward-looking statements include statements that use forward-looking words such as "projected," "expect," "possibility,” “believe,” “aim,” “goal,” “plan,” and "anticipate," or similar expressions. Forward-looking statements included in this press release include, but are not limited to, statements relating to the Company’s beliefs about the Company’s operations, future development plans, growth prospects, market opportunity, including customer base and market conditions, product pipeline and development, the expected timing of the Company’s Chief Operating Officer’s return, and the expected timing of the Company’s next conference call to discuss the Company’s financial results. Forward-looking statements are subject to and involve risks, uncertainties, and assumptions that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by such forward-looking statements.

Company Contact:

Brian Schaffner, CEO

541-797-6714

Email Contact

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

XPON@mzgroup.us

www.mzgroup.us

Expion360 Inc.

Balance Sheets

	September 30, 2024 (unaudited)	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$3,325,177	$3,932,698
Accounts receivable, net	438,572	154,935
Inventory	3,365,292	3,825,390
Prepaid/in-transit inventory	1,361,990	163,948
Prepaid expenses and other current assets	278,445	189,418
Total current assets	8,769,476	8,266,389

Property and equipment	905,428	1,348,326
Accumulated depreciation	(396,094)	(430,295)
Property and equipment, net	509,334	918,031

Other Assets
Operating leases - right-of-use asset	822,694	2,662,015
Deposits	27,471	58,896
Total other assets	850,165	2,720,911
Total assets	$10,128,975	$11,905,331

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$334,632	$286,985
Customer deposits	41,249	17,423
Accrued expenses and other current liabilities	214,499	292,515
Convertible note payable	—	2,082,856
Derivative liability - warrants	5,886,823	—
Current portion of operating lease liability	260,024	522,764
Current portion of stockholder promissory notes	—	762,500
Current portion of long-term debt	32,178	50,839
Total current liabilities	6,769,405	4,015,882

Long-term-debt, net of current portion	207,752	298,442
Operating lease liability, net of current portion	606,969	2,241,325
Total liabilities	$7,584,126	$6,555,649

Stockholders' equity
Preferred stock, par value $.001; 20,000,000 authorized; zero shares issued and outstanding	—	—
Common stock, par value $.001; 200,000,000 shares authorized; 918,724 and 69,230 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	919	69
Additional paid-in capital	36,867,524	26,445,378
Accumulated deficit	(34,323,594)	(21,095,765)
Total stockholders' equity	2,544,849	5,349,682
Total liabilities and stockholders' equity	$10,128,975	$11,905,331

Expion360 Inc.

Statements of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$1,389,495	$1,890,115	$3,639,462	$5,122,415
Cost of sales	1,220,804	1,417,552	2,922,786	3,752,006
Gross profit	168,691	472,563	716,676	1,370,409
Selling, general and administrative	2,096,468	2,290,955	6,290,202	6,363,514
Loss from operations	(1,927,777)	(1,818,392)	(5,573,526)	(4,993,105)

Other expense
Interest income	(14,589)	(33,048)	(60,049)	(100,945)
Interest expense	467,715	27,491	971,561	92,067
Loss on sale of property and equipment	146,454	—	146,760	3,426
Settlement expense	400,900	—	709,900	281,680
Other (income) / expense	5,885,940	—	5,884,751	(394)
Total other (income) / expense	6,886,420	(5,557)	7,652,923	275,834
Loss before income taxes	(8,814,197)	(1,812,835)	(13,226,449)	(5,268,939)

Franchise taxes / (refund)	460	1,380	1,379	1,342
Net loss	$(8,814,657)	$(1,814,215)	$(13,227,828)	$(5,270,281)

Net loss per share (basic and diluted)	$(24.55)	$(26.25)	$(78.63)	$(76.62)
Weighted-average number of common shares outstanding	358,990	69,107	168,219	68,787

Expion360 Inc.
Statements of Cash Flows (Unaudited)

	For the Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities

Net loss	$(13,227,828)	$(5,270,281)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	139,876	153,714
Amortization of convertible note costs	667,144	—
Loss on sale of property and equipment	146,760	3,426
Decrease in allowance for doubtful accounts	—	(18,804)
Stock-based settlement	209,000	251,680
Stock-based compensation	545,527	189,831
Decrease in right-of-use assets and lease liabilities	(67,777)	—
Increase in derivative liability	5,886,823	—

Changes in operating assets and liabilities:
Increase in accounts receivable	(283,637)	(156,445)
Decrease in inventory	460,100	371,653
Increase in prepaid/in-transit inventory	(1,198,042)	38,964
Increase in prepaid expenses and other current assets	(89,027)	(45,759)
Decrease in deposits	31,425	5,005
Increase in accounts payable	47,646	206,986
Increase in customer deposits	23,826	46,190
Increase / (decrease) in accrued expenses and other current liabilities	48,851	(6,371)
Increase in right-of-use assets and lease liabilities	10,002	22,494
Net cash used in operating activities	(6,649,331)	(4,207,717)

Cash flows from investing activities
Purchases of property and equipment	(10,550)	(20,170)
Net proceeds from sale of property and equipment	132,611	36,748
Net cash provided by investing activities	122,061	16,578

Cash flows from financing activities
Principal payments on convertible note	(2,750,000)	—
Principal payments on long-term debt	(109,352)	(148,986)
Principal payments on stockholder promissory notes	(762,500)	—
Net proceeds from exercise of warrants	31,420	49,777
Net proceeds from issuance of common stock	9,510,181	—
Net cash provided by / (used in) financing activities	5,919,749	(99,209)

Net change in cash and cash equivalents	(607,521)	(4,290,348)
Cash and cash equivalents, beginning	3,932,698	7,201,244
Cash and cash equivalents, ending	$3,325,177	$2,910,896

	For the Nine Months Ended September 30,
Supplemental disclosure of cash flow information:	2024	2023
Cash paid for interest	$61,570	$92,136
Cash paid for franchise taxes	$—	$1,342

Non-cash financing activities:
Acquisition/modification of operating lease right-of-use asset and lease liability	$—	$(13,993)
Issuance of common stock for payment on accrued interest	$90,839	$—
Issuance of common stock for payment on accrued compensation	$36,029	$—
Cashless warrant exercises	$—	$41